Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Simulations Plus, Inc. on Form S-8 (Nos. 333-142882, 333-197681, 333-219446, 333-258711, and 333-277697) of our report dated December 1, 2025 with respect to the consolidated financial statements of Simulations Plus, Inc. as of August 31, 2025 and 2024 and for each of the three years in the period ended August 31, 2025, included in this Annual Report on Form 10-K of Simulations Plus, Inc. for the fiscal year ended August 31, 2025.

/s/ Rose, Snyder & Jacobs LLP
Rose, Snyder & Jacobs LLP

Encino, California

December 1, 2025